Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) for the registration of 4,000,000 shares of common stock under the 2008 Omnibus Equity Incentive Plan of Prospect Medical Holdings, Inc., of our reports dated May 28, 2008, with respect to the consolidated financial statements and schedule of Prospect Medical Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 11, 2008